Exhibit 4.2.3
AMENDMENT 2
TO
AMENDED AND RESTATED
EMPLOYEE STOCKHOLDERS AGREEMENT
     AMENDMENT 2 TO THE AMENDED AND RESTATED EMPLOYEE STOCKHOLDERS AGREEMENT (the “Amendment”), by and among Endo Pharmaceuticals Holdings Inc., a Delaware corporation (the “Company”), Kelso Investment Associates V, L.P., a Delaware limited partnership (together with Kelso Equity Partners V, L.P., a Delaware limited partnership, “Kelso”), Endo Pharma LLC, a Delaware limited liability company (“Endo LLC”), and stockholders of the Company set forth in Exhibit A hereto (each such stockholder who executes this Amendment, an “Amending Stockholder,” and collectively, the “Amending Stockholders”).
     WHEREAS, the Company, Kelso, Endo LLC and the Employee Stockholders (as defined below) are parties to that certain Amended and Restated Employee Stockholders Agreement, dated as of July 14, 2000, as amended and restated on June 5, 2003, and as amended on June 28, 2004 (the “Employee Stockholders Agreement”);
     WHEREAS, the Company, Kelso, Endo LLC and the Amending Stockholders desire to amend the Employee Stockholders Agreement, to eliminate certain rights granted thereunder in connection with Endo LLC’s sales of the Company’s shares of common stock;
     WHEREAS, the Amending Stockholders own, in the aggregate, a majority of the shares of the Company’s common stock owned by all “Employee Stockholders,” as such term is defined in the Employee Stockholders Agreement; and
     WHEREAS, all capitalized terms used in this Amendment, and not otherwise defined herein, shall have the meanings assigned to them in the Employee Stockholders Agreement.
     NOW, THEREFORE, in consideration of the mutual promises and obligations set forth in this Amendment, the parties hereto agree that the Employee Stockholders Agreement is hereby amended as follows:
     (i) Section 5.6(a) is hereby deleted in its entirety and the following shall be inserted in its place:
     “The Company shall not be obligated to register any shares of Common Stock owned by the Employee Stockholders, including shares of Common Stock underlying stock options, under the Act, whether in connection with a registration by the Company of any of its securities or otherwise, nor shall the Company be obligated to make any shares available for sale by Employee Stockholders in any Take-Down Transaction. For purposes of this section a “Take-Down Transaction” shall mean sales under any shelf registration statement through one or more (including any combination thereof) (i) block trades, (ii) underwritten offerings, (iii) derivative transactions with third parties, or (iv) other types of hedging transactions.”
     (ii) Sections 5.6(b) and (d) are hereby deleted in their entirety.
     (iii) Section 5.7 is hereby deleted in its entirety.
     (iv) Section 5.8 is hereby deleted in its entirety.
     (v) Section 5.9 is hereby deleted in its entirety.
     (vi) Schedule 1 is hereby deleted in its entirety.
2. NATURE OF AMENDMENT. Except as expressly set forth herein, this Amendment shall not by implication or otherwise limit, impair, constitute a waiver of, or otherwise affect the rights and remedies of any party under, the Employee Stockholders Agreement, nor alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Employee Stockholders Agreement, all of which are ratified and affirmed in all respects and shall continue in full force and effect. This Amendment shall apply and be effective only with respect to the provisions of the Employee Stockholders Agreement specifically referred to in this Amendment. All future references to the Employee Stockholders Agreement or any document that references or incorporates the Employee Stockholders Agreement shall be deemed to refer to the Employee Stockholders Agreement as amended by this Amendment.

     IN WITNESS WHEREOF, the undersigned have duly executed this Amendment this 20th day of September, 2005.

ENDO PHARMACEUTICALS HOLDINGS INC.
By:	/s/ Jeffrey R. Black
Name: Jeffrey R. Black
Title: Chief Financial Officer

KELSO INVESTMENT ASSOCIATES V, L.P. By: Kelso Partners V, L.P., General Partner
By:	/s/ David I. Wahrhaftig

ENDO PHARMA LLC
By:	/s/ Jeffrey R. Black
Name: Jeffrey R. Black
Title: Chief Financial Officer

AMENDING STOCKHOLDER
By:	/s/ [Amending Stockholder]
Name: [Amending Stockholder]

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